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                                                                    EXHIBIT 11.1

                             WALL DATA INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE


                                                                            Year Ended December 31,
                                                                 ---------------------------------------------
                                                                    1996             1995              1994
                                                                 ----------       ----------       -----------
PRIMARY
    Average shares outstanding                                    9,058,380        9,223,949         8,983,049
    Net effect of dilutive stock options based on the
       treasury stock method using average market price             466,288          626,921         1,140,712
    Dilutive effect of Convertible Preferred Stock                       --               --                --
                                                                 ==========       ==========       ===========
    Total weighted average shares outstanding                     9,524,668        9,850,870        10,123,761
                                                                 ==========       ==========       ===========

    Net income                                                   $4,193,000       $7,251,000       $14,184,000
                                                                 ==========       ==========       ===========

    Net income per share                                         $     0.44       $     0.74       $      1.40
                                                                 ==========       ==========       ===========

FULLY DILUTED
    Average shares outstanding                                    9,058,380        9,223,949         8,983,049
    Net effect of dilutive stock options based on the
       treasury stock method using the period-end market
       price, if higher than average market price                   466,288          626,921         1,140,712
    Dilutive effect of note payable                                      --               --            42,662
                                                                 ==========       ==========       ===========
    Total weighted average shares outstanding                     9,524,668        9,850,870        10,166,423
                                                                 ==========       ==========       ===========

    Net income                                                   $4,193,000       $7,251,000       $14,184,000
                                                                 ==========       ==========       ===========

    Net income per share                                         $     0.44       $     0.74       $      1.40
                                                                 ==========       ==========       ===========